Exhibit 99.1

ENERGY TRANSFER AND SOUTHERN UNION
CONFIRM STOCKHOLDER ELECTION DEADLINE IS MARCH 19, 2012

HOUSTON and DALLAS, March 12, 2012 — Southern Union Company (NYSE:SUG) and Energy Transfer Equity, L.P. (NYSE:ETE) today confirmed that the election deadline for Southern Union stockholders to make merger consideration elections is 5:00 p.m., Eastern Time, on March 19, 2012.  All of the documents necessary for Southern Union stockholders to make a merger consideration election in connection with the merger transaction were mailed on February 17, 2012, to Southern Union stockholders of record as of February 10, 2012.  Subject to the satisfaction of customary closing conditions, the parties currently expect the transaction to close on or before March 30, 2012.  Given the anticipated closing date, Southern Union does not intend to declare a first quarter dividend.

As previously announced, under the terms of the Second Amended and Restated Agreement and Plan of Merger, dated as of July 19, 2011, as amended, among Southern Union, ETE and Sigma Acquisition Corporation, a wholly-owned subsidiary of ETE, Southern Union stockholders can elect to exchange each outstanding share of Southern Union common stock for $44.25 of cash or 1.00x ETE common unit, with no more than 60% of the aggregate merger consideration payable in cash and no more than 50% payable in ETE common units. Elections in excess of either the cash or common unit limits will be subject to proration.

To make an election, Southern Union stockholders must deliver prior to the election deadline to Computershare Trust Company, N.A., the exchange agent for the merger, the following:  (i) properly completed election forms; and (ii) letters of transmittal, together with either (a) their stock certificates or confirmation of book-entry transfer, as applicable, or (b) properly completed notices of guaranteed delivery.  An election for ETE common units will be deemed to have been made with respect to any Southern Union shares for which no effective election has been made by the election deadline. After Southern Union stockholders have submitted their election forms and letters of transmittal to the exchange agent, the shares of Southern Union common stock subject to such election may not be traded, unless the previous elections are properly revoked prior to the election deadline.  Up-to-date information regarding the election deadline may be obtained by calling Innisfree M&A Incorporated (“Innisfree”), the information agent for the merger transaction, at (877) 825-8906 (toll-free) or (212) 750-5833 (collect).

About Energy Transfer Equity, L.P. (NYSE:ETE) is a publicly traded partnership, which owns the general partner and 100 percent of the incentive distribution rights (IDRs) of Energy Transfer Partners, L.P. (NYSE:ETP) and approximately 50.2 million ETP limited partner units; and owns the general partner and 100 percent of the IDRs of Regency Energy Partners LP (NYSE:RGP) and approximately 26.3 million RGP limited partner units. For more information, visit the Energy Transfer Equity, L.P. web site at www.energytransfer.com.

About Southern Union Company (NYSE:SUG), headquartered in Houston, is one of the nation’s leading diversified natural gas companies, engaged primarily in the transportation, storage, gathering, processing and distribution of natural gas. Southern Union owns and operates one of the nation’s largest natural gas pipeline systems with more than 20,000 miles of gathering and transportation pipelines and one of North America’s largest liquefied natural gas import terminals, along with serving more than half a million natural gas end-user customers in Missouri and Massachusetts. For further information, visit www.sug.com.

Forward-Looking Statements

This press release may include certain statements concerning expectations for the future, including statements regarding the anticipated benefits and other aspects of the proposed transaction described above, that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond the control of the management teams of ETE or Southern Union. Among those is the risk that conditions to closing the transaction are not met or that the anticipated benefits from the proposed transaction cannot be fully realized. An extensive list of factors that can affect future results are discussed in the reports filed with the Securities and Exchange Commission (the “SEC”) by ETE and Southern Union. Neither ETE nor Southern Union undertakes any obligation to update or revise any forward-looking statement to reflect new information or events.

Energy Transfer Equity

Investors:
Energy Transfer Equity
Brent Ratliff
(214) 981-0700

Media:
Brunswick Group
Steve Lipin / Mark Palmer
(212) 333-3810 / (214) 459-8181

Granado Communications Group
Vicki Granado
(214) 599-8785

Southern Union

Investors:
Adar Zango
Vice President, Investor Relations
212-659-3208

Media:
John P. Barnett
Director of External Affairs
713-989-7556

Additional Information

In connection with the proposed merger, ETE filed with the SEC a Registration Statement on Form S-4 that included a proxy statement/prospectus. The Registration Statement was declared effective on October 27, 2011. Southern Union mailed the definitive proxy statement/prospectus to its stockholders on or about October 27, 2011 and again on February 17, 2012.Investors and security holders are urged to carefully read the definitive proxy statement/prospectus because it contains important information regarding ETE, Southern Union and the merger.

Investors and security holders may obtain a free copy of the definitive proxy statement/prospectus and other documents filed by ETE and Southern Union with the SEC at the SEC’s website, www.sec.gov. The definitive proxy statement/prospectus and such other documents relating to ETE may also be obtained free of charge by directing a request to Energy Transfer Equity, L.P., Attn: Investor Relations, 3738 Oak Lawn Avenue, Dallas, Texas 75219, or from ETE’s website, www.energytransfer.com. The definitive proxy statement/prospectus and such other documents relating to Southern Union may also be obtained free of charge by directing a request to Southern Union Company, Attn: Investor Relations, 5051 Westheimer Road, Houston, Texas 77056, or from the Company’s website, www.sug.com.